Exhibit 10.1

FIRST AMENDMENT TO LONE STAR TECHNOLOGIES, INC. SECOND AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

This FIRST AMENDMENT (this “Amendment”) to the Lone Star Technologies, Inc. Second Amended and Restated Deferred Compensation Plan (the “Plan”), adopted by the Board of Directors of Lone Star Technologies, Inc., a Delaware corporation (the “Company”), on the 15th day of December, 2005;

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company desires to amend the Plan, effective for Plan Years (as defined in Section 1.1(l) of the Plan) beginning on or after January 1, 2006, to increase (i) the amount that may be credited by an Employer (as defined in Section 1.1(h) of the Plan) to a Participant’s Matching Account (as defined in Sections 1.1(i) and (j) of the Plan) from 50% to 60% of the compensation deferred by a Participant pursuant to Section 3.2 (a) of the Plan, and (ii) the cap on the amount that may be credited by an Employer to a Participant’s Matching Account from $25,000 to $40,000; and

WHEREAS, the Board of Directors of the Company desires to make a corresponding amendment to the Plan, effective for Plan Years beginning on or after January 1, 2006, to increase from $28,000 to $44,000 the maximum amount that may be credited by an Employer to a Participant’s Matching Account in certain circumstances where a Participant’s deferral pursuant to Section 3.2(a) of the Plan reduces his or her eligible compensation under the Employer’s 401(k) plan;

NOW, THEREFORE, in consideration of the premises, the Plan is amended, effective for Plan Years beginning on or after January 1, 2006, so that the first two paragraphs of Section 3.2(b) will read in their entirety as follows:

No later than 15 days after the end of each quarter during a Plan Year, a dollar amount equal to 60% of the compensation otherwise payable by an Employer to a Participant during that quarter which is deferred by such Participant pursuant to Plan Section 3.2(a) shall be credited by such Employer to such Participant’s Matching Account for that year; provided, however, that (i) the credit referred to in this Plan Section 3.2(b) shall be made for a Participant only if he or she is in the employ of (or on authorized leave of absence from) an Employer or Affiliated Company on the last day of such quarter, and (ii) the total dollar amount credited to a Participant’s Matching Account for any Plan Year pursuant to this first sentence of Plan Section 3.2(b) shall not exceed $40,000. On or before the last day of each Plan Year quarter, the Chief Executive Officer of the Company shall determine and notify the Committee as to whether the dollar amounts to be credited to Matching Accounts with respect to compensation deferred during that quarter shall remain credited to such Matching Accounts as dollar amounts or be converted into Units. If the dollar amount credited to a Matching Account with respect to compensation deferred during a Plan Year quarter is to be converted into Units, such dollar amount shall be converted into Units by dividing such dollar amount by the Unit Value on the last day of such quarter. Any provision of this Plan to the contrary notwithstanding, for the purposes of this Plan the period commencing June 1, 2000, and ending September 30, 2000, shall be treated as a Plan Year quarter.

If a Participant contributes at least 6% of his or her eligible compensation to the Employer’s 401(k) plan during a calendar year beginning on or after January 1, 2003 and if the amount deferred by such Participant pursuant to Plan Section 3.2(a) reduces his or her eligible compensation under such 401(k) plan for such year to an amount less than the Maximum Eligible Compensation ($183,333 or, if higher, the maximum annual amount of an employer’s 401(k) matching contribution for such year divided by .06), an additional amount equal to 6% of the lower of (x) the amount deferred during such Plan Year by such Participant pursuant to Plan Section 3.2(a) or (y) the amount that the Maximum Eligible Compensation exceeds such Participant’s actual eligible compensation under such 401(k) plan shall be credited by such Employer to such Participant’s Matching Account. Such additional amount shall be credited to the Matching Account no later than 15 days after the end of such Plan Year, and the total dollar amount credited to such Participant’s Matching Account for such Plan Year pursuant to this Plan Section 3.2(b), including such additional amount, shall not exceed $44,000.